PROMISSORY NOTE
$32,630.16                                    San Jose,
                                              California
DUE DATE:  9/1/94

FOR THE VALUE RECEIVED, Lee Barker promises to pay Chips & Technologies, Inc. ("the Company"), or order, at San Jose, California or at such place or places as the holder of this Note may from time to time designate in writing, the principal sum of Thirty two thousand six hundred thirty dollars and sixteen cents ($32,630.16) with interest from the date hereof. The interest rate shall be equal to 8% or the minimum rate necessary to avoid the imputation of interest pursuant to all applicable sections of the Internal Revenue Code of
                         1986, as amended if lower.

Accrued interest shall be payable annually.

Principal; and any accrued but unpaid interest shall be due and payable as follows:

2. Upon termination of employment with the Company for any reason or for no reason, the whole sum of principal and accrued interest shall become immediately due and payable.

3.  In no event later than September 1, 1994

This note may be prepaid at any time, in whole or in part, without premium or penalty.

If any amount due under the terms of this Note is not paid in full, the undersigned agrees to pay all reasonable costs and expenses of collection, including attorney's fees. The undersigned also waives presentment, demand, protest, notice of protest, notice of dishonor, notice of nonpayment, any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of the Note. No delay by holder hereof in exercising any power or right hereunder shall operate as a waiver of any power or right.

This Note shall be governed by and construed in accordance with the laws of the State of California.

   /s/ Lee Barker
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Lee Barker
Vice President, Operations
Chips & Technologies

   /s/ James F. Stafford
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James F. Stafford
President and CEO
Chips & Technologies